Exhibit 99.1

PRESS RELEASE

For Further Information Contact:

Ray Christie

Phone: (510) 668-2200 or

Email: rchristi@thermawave.com

Therma-Wave Announces Fiscal Third Quarter 2004 Financial Results

Third Quarter Customer Orders Increase 89 Percent Sequentially

FREMONT, California - January 28, 2004 --Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal third quarter 2004 ended December 28, 2003.

Net revenues for the fiscal third quarter 2004 were $19.9 million, compared to $10.2 million for the fiscal third quarter 2003. Sequentially, net revenues increased by 41.2 percent from the $14.1 million reported for the fiscal second quarter of 2004, ended September 28, 2003. Net revenues for the fiscal third quarter 2004 includes $4.7 million of revenue relating to a development program that ended during the quarter, as announced earlier. Excluding the $4.7 million in revenue associated with the development program, net revenues totaled $15.2 million, a sequential increase of 7.7 percent. Fiscal third quarter net revenues from systems, service and parts were lower than management anticipated due to two systems that shipped during the quarter, but on which revenue was deferred.

The company recorded a net loss for the fiscal third quarter 2004 of $1.0 million or $(0.03) per diluted share compared to a net loss of $13.3 million or $(0.47) per diluted share in the fiscal third quarter of 2003. This compares sequentially to a net loss of $5.7 million or $(0.19) per diluted share in the fiscal second quarter 2004.

Fiscal third quarter 2004 gross margins increased to 50.1 percent, compared to 39.6 percent for the fiscal second quarter 2004. Excluding the impact of the development program, which contributed $3.7 million in gross margin to the fiscal third quarter, gross margin generated by systems, service and parts was 41.6 percent.

Operating expense for the fiscal third quarter 2004 totaled $11.0 million compared to fiscal second quarter 2004 operating expense of $11.3 million. Fiscal third quarter operating expense included $0.8 for non-cash charges relating to deferred stock compensation and to variable accounting for stock options, as well as $0.4 million for employee severance and other costs related to a small reduction in workforce during October 2003. This compares to $0.3 million of such charges for the previous quarter. Operating expense for the fiscal third quarter of 2004 was $9.8 million, excluding charges for deferred stock compensation and variable accounting for stock options, as well as the severance and related charges. This reflects a decrease of $1.2 million or 11.1 percent from the comparable fiscal second quarter 2004 operating expense of $11.0 million. The 11.1 percent sequential improvement exceeds the high end of management's target range of reducing operating expense by 7 percent to 10 percent for the quarter.

Cash and short-term investments totaled $22.5 million at December 28, 2003, essentially flat with the prior quarter end, which was within management expectations.

Management Review

"We are very pleased with Therma-Wave's continued progress in improving operating performance as well as the significant expansion in customer orders," said Boris Lipkin, Therma-Wave president and chief executive officer. "Therma-Wave's fiscal third quarter 2004 orders totaled $22.5 million, an increase of 89 percent compared with the company's fiscal second quarter. Accordingly, Therma-Wave's book-to-bill ratio rose to 1.49, excluding $4.7 million of revenue associated with the conclusion of the development program. As in the previous two quarters, bookings were derived from a growing list of customers. We believe that indicates a growing customer acceptance and confidence in our products and service."

"We are dedicated to equipping our customers with leading technology to help them address their metrology needs more effectively and efficiently. We remain committed to ensuring that our operations continue to align with management's strategic objectives to ensure the company can continue to execute successfully," continued Mr. Lipkin.

Guidance

"Our outlook for the fiscal fourth quarter of 2004 is cautiously optimistic. We expect revenues to increase by an estimated 25 percent to 35 percent from the $15.2 million reported in the fiscal third quarter 2004, when excluding $4.7 million in revenue recognized in the fiscal third quarter from the development program. It is expected that the fiscal fourth quarter 2004 net loss will be within a range of $(0.07) to $(0.12) per diluted share. This assumes that non-cash charges for deferred stock compensation and variable accounting for stock options will be roughly in line with the fiscal third quarter 2004 levels, which were approximately $0.2 million in cost of sales and $0.8 million in operating expense. We also anticipate fiscal fourth quarter operating expenses will increase by 4 percent to 6 percent. Total cash and short-term investment balances are expected to increase modestly for the fiscal fourth quarter," concluded Mr. Lipkin.

Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time, Wednesday, January 28, 2004. Participating in the call will be Boris Lipkin, president and chief executive officer and Ray Christie, vice president and chief financial officer. The call may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the company website at www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words "anticipate," "expect," "expected," and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward- looking statements. Such statements relating to our improved outlook for our fourth quarter of fiscal 2004, our expected improved product revenue, and anticipated loss per diluted share and cash flow are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company's annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Forms 10Q and S-1. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS(1)
(In thousands)

                                                       December 31,   March 30,
                                                            2003       2003
                                                      -----------  ------------
Assets
Current assets:
 Cash............................................... $    22,512  $     13,695
 Restricted cash....................................          --         1,064
 Accounts receivable, net...........................      15,018        13,822
 Inventories, net...................................      16,947        22,146
 Other current assets...............................       1,305         1,657
                                                      -----------  ------------
    Total current assets............................      55,782        52,384
Property and equipment, net.........................       5,349         9,004
Goodwill and intangible assets, net.................          --         1,811
Other assets........................................       2,834         4,504
                                                      -----------  ------------
    Total assets.................................... $    63,965  $     67,703
                                                      ===========  ============
Liabilities and stockholders' equity
Current liabilities:
 Accounts payable................................... $     3,373  $      2,148
 Other current liabilities..........................      16,151        15,589
 Deferred revenues..................................       8,126        11,138
                                                      -----------  ------------
    Total current liabilities.......................      27,650        28,875
                                                      -----------  ------------
Long-term liabilities:
 Deferred revenues..................................       1,042            --
 Other long-term liabilities........................       1,237         2,490
                                                      -----------  ------------
    Total liabilities...............................      29,929        31,365
                                                      -----------  ------------
Stockholders' equity................................      34,036        36,338
                                                      -----------  ------------
    Total liabilities and stockholders' equity...... $    63,965  $     67,703
                                                      ===========  ============

(1) Amounts as of December 31, 2003 are unaudited. Amounts as of March 31, 2003 are from the March 31, 2003 audited financial statements.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                                           Three Months Ended           Nine Months Ended
                                                          December 31                  December 31
                                                          ---------------------------  --------------------------
                                                              2003          2002           2003          2002
                                                          ------------  -------------  ------------  ------------

Net revenues............................................ $     19,866  $      10,249  $     45,835  $     36,144
Cost of revenues(1).....................................        9,904         10,233        27,474        40,074
                                                          ------------  -------------  ------------  ------------
Gross profit (loss).....................................        9,962             16        18,361        (3,930)
                                                          ------------  -------------  ------------  ------------
Operating expenses:
  Research and development..............................        4,497          6,872        14,628        22,975
  Selling, general and administrative...................        5,316          6,097        16,699        18,877
  Impairment of goodwill and other intangible assets....           --             --            --        66,977
  Restructuring, severance and other....................          381             35         1,973         1,200
  Stock-based compensation..............................          795            359         1,209         1,411
                                                          ------------  -------------  ------------  ------------
         Total operating expenses(2)....................       10,989         13,363        34,509       111,440
                                                          ------------  -------------  ------------  ------------
Operating loss..........................................       (1,027)       (13,347)      (16,148)     (115,370)
Other income(expense)...................................           (4)            57          (145)          891
                                                          ------------  -------------  ------------  ------------
Net loss................................................ $     (1,031) $     (13,290) $    (16,293) $   (114,479)
                                                          ============  =============  ============  ============

Net loss per share:
  Basic................................................. $      (0.03) $       (0.47) $      (0.52) $      (4.02)
  Diluted............................................... $      (0.03) $       (0.47) $      (0.52) $      (4.02)

Weighted average number of shares outstanding:
  Basic.................................................       35,325         28,404        31,356        28,485
  Diluted...............................................       35,325         28,404        31,356        28,485

Stock-based compensation included in:
  (1) Cost of revenues.................................. $        215  $          11  $        231  $         39

Stock-based compensation excluded from:
  Research and development..............................          489            215           739           801
  Selling, general and administrative...................          306            144           470           610
                                                          ------------  -------------  ------------  ------------
  (2) Total operating expenses..........................          795            359         1,209         1,411
                                                          ------------  -------------  ------------  ------------
      Total stock-based compensation.................... $      1,010  $         370  $      1,440  $      1,450
                                                          ============  =============  ============  ============